                                   BIG WALNUT
                              5280 GATEHOUSE DRIVE
                                 COLUMBUS, OHIO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 30, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  BIG WALNUT
     5280 GATEHOUSE DRIVE
     COLUMBUS, FRANKLIN COUNTY, OHIO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 251 units with a total of 303,703 square feet of rentable area. The improvements were built in 1968. The improvements are situated on 19.497 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
BIG WALNUT, COLUMBUS, OHIO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

 As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 30, 2003 is:

                                                    ($9,800,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.
                                           -s- Brian Johnson

June 30, 2003                              Brian Johnson, MAI
#053272                                    Managing Principal, Real Estate Group

Report By:
Richard Mupo

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
BIG WALNUT, COLUMBUS, OHIO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...............................................         4
Introduction....................................................         9
Area Analysis...................................................        11
Market Analysis.................................................        14
Site Analysis...................................................        16
Improvement Analysis............................................        16
Highest and Best Use............................................        17

                                    VALUATION

Valuation Procedure.............................................        18
Sales Comparison Approach.......................................        20
Income Capitalization Approach..................................        26
Reconciliation and Conclusion...................................        38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
BIG WALNUT, COLUMBUS, OHIO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                   Big Walnut
LOCATION:                                        5280 Gatehouse Drive
                                                 Columbus, Ohio

INTENDED USE OF ASSIGNMENT:                      Court Settlement
PURPOSE OF APPRAISAL:                            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                              Fee simple estate

DATE OF VALUE:                                   April 30, 2003
DATE OF REPORT:                                  June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                                          19.497 acres, or 849,289 square feet
  Assessor Parcel No.:                           090-005526-00
  Floodplain:                                    Community Panel No. 390180-278G (August 2, 1995)
                                                 Flood Zone X, an area outside the floodplain.
  Zoning:                                        A2 (Apartment District)

BUILDING:
  No. of Units:                                  251 Units
  Total NRA:                                     303,703 Square Feet
  Average Unit Size:                             1,210 Square Feet
  Apartment Density:                             12.9 units per acre
  Year Built:                                    1968

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                Market Rent
                    Square  ------------------    Monthly     Annual
 Unit Type           Feet   Per Unit    Per SF    Income      Income
------------        ------  --------    ------   ---------   ---------
1B/1B-1A10             694    $ 519     $ 0.75   $  12,456   $  149,472
1B/1B-1B10             705    $ 469     $ 0.67   $  11,256   $  135,072
1B/1B-1C10             975    $ 549     $ 0.56   $  11,529   $  138,348
1B/1.5B-1A15           733    $ 519     $ 0.71   $  12,456   $  149,472
2B/1.5B-2A15         1,282    $ 649     $ 0.51   $  27,258   $  327,096
2B/1.5B-2B15         1,395    $ 649     $ 0.47   $  19,470   $  233,640
2B/1.5B-2C15         1,649    $ 679     $ 0.41   $  50,246   $  602,952
2B/2B-2A20           1,195    $ 649     $ 0.54   $   7,788   $   93,456
                                         Total   $ 152,459   $1,829,508

OCCUPANCY: 94%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
BIG WALNUT, COLUMBUS, OHIO

ECONOMIC LIFE:                              45 YEARS
EFFECTIVE AGE:                              20 YEARS
REMAINING ECONOMIC LIFE:                    25 YEARS
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]       [EXTERIOR - RESIDENTIAL UNITS PICTURE]

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
BIG WALNUT, COLUMBUS, OHIO

                                NEIGHBORHOOD MAP

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
    As Vacant:          Hold for future multi-family development
    As Improved:        Continuation as its current use

METHOD OF VALUATION:    In this instance, the Sales Comparison and Income
                        Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
BIG WALNUT, COLUMBUS, OHIO

PART TWO - ECONOMIC INDICATORS


                                               Amount                $/Unit
                                               ------                ------
INCOME CAPITALIZATION APPROACH
DIRECT CAPITALIZATION
Potential Rental Income                    $1,829,508            $ 7,289
Effective Gross Income                     $1,808,647            $ 7,206
Operating Expenses                         $  780,682            $ 3,110          43.2% of EGI
Net Operating Income:                      $  965,215            $ 3,845

Capitalization Rate                        10.00%
DIRECT CAPITALIZATION VALUE                $9,500,000 *          $37,849 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      7%
Stabilized Vacancy & Collection Loss:      8%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.50%
Discount Rate                              11.75%
Selling Costs                              2.00%
Growth Rates:
    Income                                 3.00%
    Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE                 $9,900,000 *          $39,442 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $9,800,000            $39,044 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)     $29,377 to $35,814
    Range of Sales $/Unit (Adjusted)       $34,678 to $43,142
VALUE INDICATION - PRICE PER UNIT          $9,600,000 *          $38,247 / UNIT

EGIM ANALYSIS
    Range of EGIMS from Improved Sales     5.39 to 6.37
    Selected EGIM for Subject              5.50
    Subject's Projected EGI                $1,808,647

EGIM ANALYSIS CONCLUSION                   $9,800,000 *          $39,044 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $9,600,000 *          $38,247 / UNIT

RECONCILED SALES COMPARISON VALUE          $9,700,000            $38,645 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
BIG WALNUT, COLUMBUS, OHIO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                         $9,600,000
  NOI Per Unit                           $9,600,000
  EGIM Multiplier                        $9,800,000
INDICATED VALUE BY SALES COMPARISON      $9,700,000   $38,645 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:          $9,500,000
  Discounted Cash Flow Method:           $9,900,000
INDICATED VALUE BY THE INCOME APPROACH   $9,800,000   $39,044 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $9,800,000   $39,044 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
BIG WALNUT, COLUMBUS, OHIO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5280 Gatehouse Drive, Columbus, Franklin County, Ohio. Columbus identifies it as 090-005526-00.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Richard Mupo on April 30, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Richard Mupo performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Richard Mupo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 30, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
BIG WALNUT, COLUMBUS, OHIO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

     MARKETING PERIOD:              6 to 12 months
     EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Big Walnut LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
BIG WALNUT, COLUMBUS, OHIO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Columbus, Ohio. Overall, the neighborhood is characterized as a suburban setting with the predominant land uses being residential and retail. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - 1-270
West  - Route 317
South - East Livingston Avenue
North - Columbus Country Club & Golf Course

MAJOR EMPLOYERS

Major employers in the subject's area include State of Ohio, Ohio State University, Federal Gov., Nationwide Insurance, and Bank One. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
BIG WALNUT, COLUMBUS, OHIO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                             ------------------------------------------
     CATEGORY                1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
     --------                ------------   ------------   ------------   ----------
POPULATION TRENDS
Current Population                10,349         93,942        208,701     1,572,971
5-Year Population                 10,156         93,556        219,352     1,660,843
% Change CY-5Y                      -1.9%          -0.4%           5.1%          5.6%
Annual Change CY-5Y                 -0.4%          -0.1%           1.0%          1.1%

HOUSEHOLDS
Current Households                 4,797         41,057         87,494       629,122
5-Year Projected Households        4,822         41,879         93,881       678,975
% Change CY-5Y                       0.5%           2.0%           7.3%          7.9%
Annual Change CY-5Y                  0.1%           0.4%           1.5%          1.6%

INCOME TRENDS
Median Household Income      $    37,721    $    35,898    $    39,758    $   45,736
Per Capita Income            $    24,563    $    20,521    $    22,739    $   24,105
Average Household Income     $    52,393    $    46,956    $    54,232    $   60,267

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                             ------------------------------------------
     CATEGORY                1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
     --------                ------------   ------------   ------------   ----------
HOUSING TRENDS
% of Households Renting         49.98%         46.69%         41.67%        35.12%
5-Year Projected % Renting      49.90%         46.45%         41.29%        34.33%

% of Households Owning          43.68%         47.32%         52.69%        59.14%
5-Year Projected % Owning       43.79%         47.65%         53.42%        60.33%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
BIG WALNUT, COLUMBUS, OHIO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Country Club & Golf Course
South - Retail Center / Parking Lot
East  - Big Walnut Creek / Residential
West  - Residential

CONCLUSIONS

The subject is well located within the city of Columbus. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
BIG WALNUT, COLUMBUS, OHIO

                                 MARKET ANALYSIS

The subject property is located in the city of Columbus in Franklin County. The overall pace of development in the subject's market is more or less stable. The pace of multi-family development was strong over the past several years and well into 2002. As a result, occupancy levels have dropped over the past several months. The following table illustrates historical occupancy rates for the subject's market.

                              HISTORICAL OCCUPANCY

Period                  Region             Submarket
------                  ------             ---------
Apr-03                  91.5%               90.2%
Oct-02                  92.2%               90.2%
Apr-02                  93.2%               92.2%
Oct-01                  94.0%               93.5%

Source - Apartment Realty Advisors Midwest, Inc.

Occupancy trends in the subject's market have been decreasing. Historically speaking, the subject's submarket has underperformed the overall market. Occupancy has been on a general decline since early 2001 due to a weak and stagnant economy, increasing new development and declining absorption rates. New construction appears to have slowed and the market is likely to stabilize over the next 12 months. Rental concessions equal to one free month of rent are typical, and are likely to remain in place until the market recovers. The subject's submarket has slightly underperformed the overall market over the past few years due to competition from more desirable submarkets to the north. Occupancy for Class B properties tends to be higher than that of newer Class A product.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                 Region             % Change           Submarket             % Change
------                 ------             --------           ---------             --------
Apr-01                  $610                  -                $546                    -
Apr-02                  $620                1.6%               $557                  2.0%
Apr-03                  $630                1.6%               $566                  1.6%

Source - Apartment Realty Advisors Midwest, Inc.

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
BIG WALNUT, COLUMBUS, OHIO

                             COMPETITIVE PROPERTIES

  No.          Property Name            Units         Ocpy.       Year Built               Proximity to subject
  ---          -------------            -----         -----       ----------               --------------------
  R-1      Hibernia                      348           85%           1986             1/4 Mile south of the subject
  R-2      Riding Club                   405           96%           1968             1/4 Mile south of the subject
  R-3      Club at Eagle's Pointe        759           92%           1971             1/2 Mile south of the subject
  R-4      Shaker Square Apartments      194           83%           1970             1/2 Mile north of subject
  R-5      N/A                             0            0%              0             $0
Subject    Big Walnut                    251           94%           1968

Rents have shown very modest increases over the past two years. Net effective rents have actually declined slightly in recent months due to concessions being offered by most property managers. Rent growth will likely be minimal over the next twelve months but should rebound to pace inflation as the market recovers.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
BIG WALNUT, COLUMBUS, OHIO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    19.497 acres, or 849,289 square feet

 Shape                        Irregular

 Topography                   Rolling

 Utilities                    All necessary utilities are available to the site.

 Soil Conditions              Stable

 Easements Affecting Site     None other than typical utility easements

 Overall Site Appeal          Average

 Flood Zone:

  Community Panel             390180-278G, dated August 2, 1995

  Flood Zone                  Zone X

 Zoning A2, the subject improvements represent a legal conforming use of the site.

REAL ESTATE TAXES

                                ASSESSED VALUE - 2002
                    ----------------------------------------------      TAX RATE /       PROPERTY
PARCEL NUMBER         LAND           BUILDING             TOTAL         MILL RATE         TAXES
-------------       --------        ----------         -----------      ----------       ---------
090-005526-00       $313,850        $1,973,620         $ 2,287,470       0.05891         $ 134,752

IMPROVEMENT ANALYSIS

 Year Built                   1968

 Number of Units              251

 Net Rentable Area            303,703 Square Feet

 Construction:

  Foundation                  Reinforced concrete slab

  Frame                       Heavy or light wood

  Exterior Walls              Brick or masonry

  Roof Built-up asphalt with or without gravel over a wood truss structure

 Project Amenities            Amenities at the subject include a swimming pool,
                              volleyball court, tennis court, laundry room, business office, and secured parking.

 Unit Amenities               Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
BIG WALNUT, COLUMBUS, OHIO

                       Washer/dryer hook-ups are located in the 2-BR units only.

Unit Mix:

                                                      Unit Area
Unit Type           Number of Units                   (Sq. Ft.)
---------           ---------------                   ---------
1B/1B-1A10               24                               694
1B/1B-1B10               24                               705
1B/1B-1C10               21                               975
1B/1.5B-1A15             24                               733
2B/1.5B-2A15             42                             1,282
2B/1.5B-2B15             30                             1,395
2B/1.5B-2C15             74                             1,649
2B/2B-2A20               12                             1,195

Overall Condition             Average
Effective Age                 20 years
Economic Life                 45 years
Remaining Economic Life       25 years
Deferred Maintenance          The deferred maintenance at the subject property
                              was estimated for a total amount of $50,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1968 and consist of a 251-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
BIG WALNUT, COLUMBUS, OHIO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
BIG WALNUT, COLUMBUS, OHIO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
BIG WALNUT, COLUMBUS, OHIO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
BIG WALNUT, COLUMBUS, OHIO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                              COMPARABLE                      COMPARABLE
          DESCRIPTION                            SUBJECT                        I - 1                           I - 2
          -----------                            -------                      ----------                      ----------
  Property Name                        Big Walnut                     The Club at Eagle's Pointe    Bolton Estates
LOCATION:
  Address                              5280 Gatehouse Drive           6033 Lake Club Court          1150 Norton Road
  City, State                          Columbus, Ohio                 Columbus, Ohio                Columbus, Ohio
  County                               Franklin                       Franklin                      Franklin
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               303,703                        579,112                       153,232
  Year Built                           1968                           1971                          1989
  Number of Units                      251                            759                           196
  Unit Mix:                               Type               Total      Type               Total      Type                  Total
                                       1B/1B-1A10             24      1Br/1Ba               306     1Br/1Ba                   68
                                       1B/1B-1B10             24      1Br/1.5Ba              32     2Br/1Ba                  128
                                       1B/1B-1C10             21      2Br/1Ba               306
                                       1B/1.5B-1A15           24      2Br/1.5Ba              15
                                       2B/1.5B-2A15           42      2Br/2Ba                34
                                       2B/1.5B-2B15           30      Studio                 66
                                       2B/1.5B-2C15           74
                                       2B/2B-2A20             12

  Average Unit Size (SF)               1,210                          763                           782
  Land Area (Acre)                     19.4970                        44.5810                       12.7140
  Density (Units/Acre)                 12.9                           17.0                          15.4
  Parking Ratio (Spaces/Unit)          1.14                           1.48                          1.82
  Parking Type (Gr., Cov., etc.)       Garage, Open Covered           Open                          Open, Covered
CONDITION:                             Average                        Average                       Average
APPEAL:                                Average                        Average                       Average
AMENITIES:
  Pool/Spa                             Yes/No                         Yes/No                        Yes/No
  Gym Room                             No                             No                            No
  Laundry Room                         Yes                            Yes                           No
  Secured Parking                      Yes                            No                            No
  Sport Courts                         No                             No                            No
  Washer/Dryer Connection              No                             No                            Yes
  Tennis Court                         Yes                            Yes                           No
  Volleyball Court                     Yes                            Yes                           No
OCCUPANCY:                             94%                            95%                           87%
TRANSACTION DATA:
  Sale Date                                                           August, 2002                  November, 2002
  Sale Price ($)                                                      $22,297,400                   $6,400,000
  Grantor                                                             W9/PHC Real Estate LP         AERC Bolton Inc.
  Grantee                                                             Alliance BP LP                Bolton Estates Apartments LLC
  Sale Documentation                                                  Doc # 200208290213585         Doc # 200211250301771
  Verification                                                        Buyer                         Seller
  Telephone Number                                                    (410)962-0595                 (800) 440-2372
ESTIMATED PRO-FORMA:                                                    Total $    $/Unit   $/SF      Total $     $/Unit     $/SF
  Potential Gross Income                                              $4,339,680   $5,718  $7.49    $1,154,640    $5,891    $7.54
  Vacancy/Credit Loss                                                 $  216,984   $  286  $0.37    $  150,103    $  766    $0.98
  Effective Gross Income                                              $4,122,696   $5,432  $7.12    $1,004,537    $5,125    $6.56
  Operating Expenses                                                  $1,752,597   $2,309  $3.03    $  428,537    $2,186    $2.80
  Net Operating Income                                                $2,370,099   $3,123  $4.09    $  576,000    $2,939    $3.76
NOTES:                                                                None                          NOI and OAR based on actual
                                                                                                    income and expenses provided
                                                                                                    by the seller.
  PRICE PER UNIT                                                                 $29,377                        $32,653
  PRICE PER SQUARE FOOT                                                          $ 38.50                        $ 41.77
  EXPENSE RATIO                                                                     42.5%                          42.7%
  EGIM                                                                              5.41                           6.37
  OVERALL CAP RATE                                                                 10.63%                          9.00%
  Cap Rate based on Pro Forma or Actual Income?                                 PRO FORMA                        ACTUAL

                                                COMPARABLE                        COMPARABLE
          DESCRIPTION                             I - 3                             I - 4
          -----------                           ----------                        ----------
  Property Name                        Northgate Apartments             Spring Creek
LOCATION:
  Address                              6175 Northgate Road              5811 Spring Run Drive
  City, State                          Columbus, Ohio                   Columbus, Ohio
  County                               Franklin                         Franklin
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               375,960                          208,491
  Year Built                           1970                             1982
  Number of Units                      316                              288
  Unit Mix:                               Type                Total      Type                  Total
                                       1Br/1Ba                  48      1Br/1Ba                 224
                                       1Br/1.5Ba                48      2Br/2Ba                  64
                                       2Br/1.5Ba               164
                                       2Br/2Ba                  32
                                       3Br/2.5Ba                24

  Average Unit Size (SF)               1,190                            724
  Land Area (Acre)                     19.4300                          18.5900
  Density (Units/Acre)                 16.3                             15.5
  Parking Ratio (Spaces/Unit)          1.98                             1.04
  Parking Type (Gr., Cov., etc.)       Open                             Open
CONDITION:                             Average                          Average
APPEAL:                                Average                          Average
AMENITIES:
  Pool/Spa                             Yes/Yes                          Yes/No
  Gym Room                             No                               No
  Laundry Room                         Yes                              No
  Secured Parking                      Yes                              No
  Sport Courts                         No                               No
  Washer/Dryer Connection              No                               Yes
  Tennis Court                         Yes                              Yes
  Volleyball Court                     No                               No
OCCUPANCY:                             95%                              95%
TRANSACTION DATA:
  Sale Date                            September, 2001                  September, 2001
  Sale Price ($)                       $11,011,986                      $10,314,300
  Grantor                              New Plan of Northgate            New Plan Excel Realty Trust
  Grantee                              C-K Northgate LLC                C-K Spring Creek LLC
  Sale Documentation                   Doc # 200110020227497            Doc # 200110110235193
  Verification                         Seller                           Seller
  Telephone Number                     (212) 869-3000                   (212) 869-3000
ESTIMATED PRO-FORMA:                     Total $    $/Unit     $/SF       Total $    $/Unit     $/SF
  Potential Gross Income               $2,150,184   $6,804    $5.72     $1,868,160   $6,487    $8.96
  Vacancy/Credit Loss                  $  107,509   $  340    $0.29     $   93,408   $  324    $0.45
  Effective Gross Income               $2,042,675   $6,464    $5.43     $1,774,752   $6,162    $8.51
  Operating Expenses                   $  864,142   $2,735    $2.30     $  708,690   $2,461    $3.40
  Net Operating Income                 $1,178,533   $3,730    $3.13     $1,066,062   $3,702    $5.11
NOTES:                                 The property also has a          The property also has a
                                       clubhouse.                       clubhouse.
  PRICE PER UNIT                                   $34,848                         $35,814
  PRICE PER SQUARE FOOT                            $ 29.29                         $ 49.47
  EXPENSE RATIO                                       42.3%                           39.9%
  EGIM                                                5.39                            5.81
  OVERALL CAP RATE                                   10.70%                          10.34%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                        PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
BIG WALNUT, COLUMBUS, OHIO

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,377 to $35,814 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,678 to $43,142 per unit with a mean or average adjusted price of $38,737 per unit. The median adjusted price is $38,565 per unit. Based on the following analysis, we have concluded to a value of $39,000 per unit, which results in an "as is" value of $9,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
BIG WALNUT, COLUMBUS, OHIO

SALES ADJUSTMENT GRID

                                                                           COMPARABLE                    COMPARABLE
            DESCRIPTION                         SUBJECT                      I - 1                          I - 2
            -----------                         -------                    ----------                    ----------
  Property Name                           Big Walnut               The Club at Eagle's Pointe     Bolton Estates
  Address                                 5280 Gatehouse Drive     6033 Lake Club Court           1150 Norton Road
  City                                    Columbus, Ohio           Columbus, Ohio                 Columbus, Ohio
  Sale Date                                                        August, 2002                   November, 2002
  Sale Price ($)                                                   $22,297,400                    $6,400,000
  Net Rentable Area (SF)                  303,703                  579,112                        153,232
  Number of Units                         251                      759                            196
  Price Per Unit                                                   $29,377                        $32,653
  Year Built                              1968                     1971                           1989
  Land Area (Acre)                        19.4970                  44.5810                        12.7140
VALUE ADJUSTMENTS                              DESCRIPTION            DESCRIPTION        ADJ.        DESCRIPTION        ADJ.
  Property Rights Conveyed                Fee Simple Estate        Fee Simple Estate      0%      Fee Simple Estate      0%
  Financing                                                        Cash To Seller         0%      Cash To Seller         0%
  Conditions of Sale                                               Arm's Length           0%      Arm's Length           0%
  Date of Sale (Time)                                              08-2002                2%      11-2002                1%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                         $29,965                        $33,061
  Location                                                         Comparable             0%      Comparable             0%
  Number of Units                         251                      759                   15%      196                    0%
  Quality / Appeal                        Good                     Comparable             0%      Comparable             0%
  Age / Condition                         1968                     1971 / Average         0%      1989 / Average        -5%
  Occupancy at Sale                       94%                      95%                    0%      87%                   10%
  Amenities                               Average                  Comparable             0%      Comparable             0%
  Average Unit Size (SF)                  1,210                    763                   10%      782                   10%
  Parking Ratio                           1.14                     Comparable             0%      Superior              -5%
  Unit Mix                                Good                     Comparable             0%      Inferior              10%
PHYSICAL ADJUSTMENT                                                                      25%                            20%
FINAL ADJUSTED VALUE ($/UNIT)                                               $37,456                        $39,673

                                                 COMPARABLE                   COMPARABLE
            DESCRIPTION                            I - 3                        I - 4
            -----------                          ----------                   ----------
  Property Name                           Northgate Apartments          Spring Creek
  Address                                 6175 Northgate Road           5811 Spring Run Drive
  City                                    Columbus, Ohio                Columbus, Ohio
  Sale Date                               September, 2001               September, 2001
  Sale Price ($)                          $11,011,986                   $10,314,300
  Net Rentable Area (SF)                  375,960                       208,491
  Number of Units                         316                           288
  Price Per Unit                          $34,848                       $35,814
  Year Built                              1970                          1982
  Land Area (Acre)                        19.4300                       18.5900
VALUE ADJUSTMENTS                            DESCRIPTION        ADJ.       DESCRIPTION        ADJ.
  Property Rights Conveyed                Fee Simple Estate      0%     Fee Simple Estate      0%
  Financing                               Cash To Seller         0%     Cash To Seller         0%
  Conditions of Sale                      Arm's Length           0%     Arm's Length           0%
  Date of Sale (Time)                     09-2001                5%     09-2001                5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                $36,503                      $37,515
  Location                                Comparable             0%     Comparable             0%
  Number of Units                         316                    0%     288                    0%
  Quality / Appeal                        Comparable             0%     Comparable             0%
  Age / Condition                         1970 / Average         0%     1982 / Average        -5%
  Occupancy at Sale                       95%                    0%     95%                    0%
  Amenities                               Comparable             0%     Comparable             0%
  Average Unit Size (SF)                  1,190                  0%     724                   10%
  Parking Ratio                           Superior              -5%     Comparable             0%
  Unit Mix                                Comparable             0%     Inferior              10%
PHYSICAL ADJUSTMENT                                             -5%                           15%
FINAL ADJUSTED VALUE ($/UNIT)                      $34,678                      $43,142

SUMMARY

VALUE RANGE (PER UNIT)                     $34,678  TO  $43,142
MEAN (PER UNIT)                            $38,737
MEDIAN (PER UNIT)                          $38,565
VALUE CONCLUSION (PER UNIT)                $39,000

VALUE OF IMPROVEMENT & MAIN SITE                        $9,789,000
  DEFERRED MAINTENANCE                                 -$   50,000
  PV OF CONCESSIONS                                    -$  116,000
VALUE INDICATED BY SALES COMPARISON APPROACH            $9,623,000
ROUNDED                                                 $9,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
BIG WALNUT, COLUMBUS, OHIO

                             NOI PER UNIT COMPARISON

                          SALE PRICE                    NOI/       SUBJECT NOI
COMPARABLE    NO. OF      ----------                  --------    --------------  ADJUSTMENT      INDICATED
    NO.       UNITS       PRICE/UNIT      OAR         NOI/UNIT    SUBJ. NOI/UNIT    FACTOR        VALUE/UNIT
----------    ------      ----------      ---         --------    --------------  ----------      ----------
   I-1         759        $22,297,400    10.63%      $2,370,099      $965,215        1.231         $36,177
                          $    29,377                $    3,123      $  3,845
   I-2         196        $ 6,400,000     9.00%      $  576,000      $965,215        1.309         $42,728
                          $    32,653                $    2,939      $  3,845
   I-3         316        $11,011,986    10.70%      $1,178,533      $965,215        1.031         $35,931
                          $    34,848                $    3,730      $  3,845
   I-4         288        $10,314,300    10.34%      $1,066,062      $965,215        1.039         $37,206
                          $    35,814                $    3,702      $  3,845

                    PRICE/UNIT

  Low             High       Average      Median
$35,931         $42,728      $38,010     $36,692

             VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                       $   39,000
Number of Units                                                       251

Value                                                          $9,789,000
    Deferred Maintenance                                      -$   50,000
    PV of Concessions                                         -$  116,000
                                                              -----------
Value Based on NOI Analysis                                    $9,623,000
                                                 Rounded       $9,600,000

The adjusted sales indicate a range of value between $35,931 and $42,728 per unit, with an average of $38,010 per unit. Based on the subject's competitive position within the improved sales, a value of $39,000 per unit is estimated. This indicates an "as is" market value of $9,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
BIG WALNUT, COLUMBUS, OHIO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE    NO. OF      SALE PRICE          EFFECTIVE       OPERATING                    SUBJECT
   NO.        UNITS       PRICE/UNIT         GROSS INCOME      EXPENSE           OER    PROJECTED OER        EGIM
----------    ------      ----------         ------------     ----------         ---    -------------        -----
   I-1         759        $22,297,400         $4,122,696      $1,752,597        42.51%                        5.41
                          $    29,377
   I-2         196        $ 6,400,000         $1,004,537      $  428,537        42.66%                        6.37
                          $    32,653
                                                                                           43.16%
   I-3         316        $11,011,986         $2,042,675      $  864,142        42.30%                        5.39
                          $    34,848
   I-4         288        $10,314,300         $1,774,752      $  708,690        39.93%                        5.81
                          $    35,814

                      EGIM

Low           High       Average        Median
5.39          6.37        5.75          5.61

         VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                   5.50
Subject EGI                                               $1,808,647

Value                                                     $9,947,560
  Deferred Maintenance                                   -$   50,000
  PV of Concessions                                      -$  116,000
                                                         -----------
Value Based on EGIM Analysis                              $9,781,560
                                            Rounded       $9,800,000

                                      Value Per Unit      $   39,044

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.16% before reserves. The comparable sales indicate a range of expense ratios from 39.93% to 42.66%, while their EGIMs range from 5.39 to 6.37. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $9,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,700,000.

Price Per Unit                           $9,600,000
NOI Per Unit                             $9,600,000
EGIM Analysis                            $9,800,000

Sales Comparison Conclusion              $9,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
BIG WALNUT, COLUMBUS, OHIO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
BIG WALNUT, COLUMBUS, OHIO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                              Average
                   Unit Area         ------------------------
 Unit Type         (Sq. Ft.)         Per Unit          Per SF        % Occupied
 ---------         ---------         --------          ------        ----------
1B/1B-1A10             694             $ 503           $ 0.73           91.7%
1B/1B-1B10             705             $ 474           $ 0.67           91.7%
1B/1B-1C10             975             $ 520           $ 0.53           85.7%
1B/1.5B-1A15           733             $ 504           $ 0.69           87.5%
2B/1.5B-2A15          1282             $ 618           $ 0.48          100.0%
2B/1.5B-2B15          1395             $ 625           $ 0.45           96.7%
2B/1.5B-2C15          1649             $ 668           $ 0.41           95.9%
2B/2B-2A20            1195             $ 630           $ 0.53           91.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
BIG WALNUT, COLUMBUS, OHIO

                                  RENT ANALYSIS

                                                                                         COMPARABLE RENTS
                                                                      -----------------------------------------------------
                                                                        R-1          R-2         R-3        R-4         R-5
                                                                      --------   -----------   -------   ----------     ---
                                                                                               Club at    Shaker
                                                                                               Eagle's    Square
                                                                      Hibernia   Riding Club   Pointe    Apartments     N/A
                                                                      -----------------------------------------------------
                                                                                      COMPARISON TO SUBJECT
                                                SUBJECT    SUBJECT    -----------------------------------------------------
                                SUBJECT UNIT    ACTUAL     ASKING     Slightly    Slightly
      DESCRIPTION                   TYPE         RENT       RENT      Superior    Superior     Similar    Similar       0
      -----------               ------------    -------    -------    --------    --------     -------    -------      ---
Monthly Rent                    1B/1B-1A10       $ 503      $ 529                   $ 455       $ 410
Unit Area (SF)                                     694        694                     689         626
Monthly Rent Per Sq. Ft.                         $0.73      $0.76                   $0.66       $0.65

Monthly Rent                    1B/1B-1B10       $ 474      $ 469       $ 571
Unit Area (SF)                                     705        705         910
Monthly Rent Per Sq. Ft.                         $0.67      $0.67       $0.63

Monthly Rent                    1B/1B-1C10       $ 520      $ 559       $ 587                    $525
Unit Area (SF)                                     975        975         918                     864
Monthly Rent Per Sq. Ft.                         $0.53      $0.57       $0.64                   $0.61

Monthly Rent                    1B/1.5B-1A15     $ 504      $ 529                   $ 563        $510
Unit Area (SF)                                     733        733                     901         775
Monthly Rent Per Sq. Ft.                         $0.69      $0.72                   $0.62       $0.66

Monthly Rent                    2B/1.5B-2A15     $ 618       $649       $ 613       $ 545        $543      $ 635
Unit Area (SF)                                   1,282      1,282       1,052         925         878      1,072
Monthly Rent Per Sq. Ft.                         $0.48      $0.51       $0.58       $0.59       $0.62      $0.59

Monthly Rent                    2B/1.5B-2B15     $ 625      $ 649       $ 703
Unit Area (SF)                                   1,395      1,395       1,180
Monthly Rent Per Sq. Ft.                         $0.45      $0.47       $0.60

Monthly Rent                    2B/1.5B-2C15     $ 668      $ 679
Unit Area (SF)                                   1,649      1,649
Monthly Rent Per Sq. Ft.                         $0.41      $0.41

Monthly Rent                    2B/2B-2A20       $ 630      $ 659                                $650
Unit Area (SF)                                   1,195      1,195                               1,104
Monthly Rent Per Sq. Ft.                         $0.53      $0.55                               $0.59

      DESCRIPTION                MIN         MAX       MEDIAN       AVERAGE
      -----------                ---         ---       ------       -------
Monthly Rent                    $ 410       $ 455       $ 433        $ 433
Unit Area (SF)                    626         689         658          658
Monthly Rent Per Sq. Ft.        $0.65       $0.66       $0.66        $0.66

Monthly Rent                    $ 571       $ 571       $ 571        $ 571
Unit Area (SF)                    910         910         910          910
Monthly Rent Per Sq. Ft.        $0.63       $0.63       $0.63        $0.63

Monthly Rent                    $ 525       $ 587       $ 556        $ 556
Unit Area (SF)                    864         918         891          891
Monthly Rent Per Sq. Ft.        $0.61       $0.64       $0.62        $0.62

Monthly Rent                    $ 510       $ 563       $ 536        $ 536
Unit Area (SF)                    775         901         838          838
Monthly Rent Per Sq. Ft.        $0.62       $0.66       $0.64        $0.64

Monthly Rent                    $ 543       $ 635       $ 579        $ 584
Unit Area (SF)                    878       1,072         989          982
Monthly Rent Per Sq. Ft.        $0.58       $0.62       $0.59        $0.60

Monthly Rent                    $ 703       $ 703       $ 703        $ 703
Unit Area (SF)                  1,180       1,180       1,180        1,180
Monthly Rent Per Sq. Ft.        $0.60       $0.60       $0.60        $0.60

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                    $ 650       $ 650       $ 650        $ 650
Unit Area (SF)                  1,104       1,104       1,104        1,104
Monthly Rent Per Sq. Ft.        $0.59       $0.59       $0.59        $0.59

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION


                                                       Market Rent
                                       Unit Area   -------------------         Monthly           Annual
 Unit Type       Number of Units       (Sq. Ft.)   Per Unit     Per SF         Income            Income
 ---------       ---------------       ---------   --------     ------         -------           ------
1B/1B-1A10             24                 694        $519        $0.75         $ 12,456        $  149,472
1B/1B-1B10             24                 705        $469        $0.67         $ 11,256        $  135,072
1B/1B-1C10             21                 975        $549        $0.56         $ 11,529        $  138,348
1B/1.5B-1A15           24                 733        $519        $0.71         $ 12,456        $  149,472
2B/1.5B-2A15           42                1,282       $649        $0.51         $ 27,258        $  327,096
2B/1.5B-2B15           30                1,395       $649        $0.47         $ 19,470        $  233,640
2B/1.5B-2C15           74                1,649       $679        $0.41         $ 50,246        $  602,952
2B/2B-2A20             12                1,195       $649        $0.54         $  7,788        $   93,456
                                                                Total          $152,459        $1,829,508

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
BIG WALNUT, COLUMBUS, OHIO

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
BIG WALNUT, COLUMBUS, OHIO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                     FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                                         ACTUAL                    ACTUAL                    ACTUAL
                                 -----------------------   -----------------------   -----------------------
        DESCRIPTION                 TOTAL       PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT
        -----------              ------------   --------   ------------   --------   ------------   --------
Revenues
   Rental Income                 $  1,765,540   $  7,034   $  1,506,608   $  6,002   $  1,751,166   $  6,977

   Vacancy                       $    173,284   $    690   $    247,226   $    985   $     82,191   $    327
   Credit Loss/Concessions       $     52,252   $    208   $     87,768   $    350   $     45,990   $    183
                                 ------------   --------   ------------   --------   ------------   --------
      Subtotal                   $    225,536   $    899   $    334,994   $  1,335   $    128,181   $    511

   Laundry Income                $          0   $      0   $          0   $      0   $          0   $      0
   Garage Revenue                $          0   $      0   $          0   $      0   $          0   $      0
   Other Misc. Revenue           $     81,810   $    326   $     90,924   $    362   $    156,164   $    622
                                 ------------   --------   ------------   --------   ------------   --------
      Subtotal Other Income      $     81,810   $    326   $     90,924   $    362   $    156,164   $    622
                                 ------------   --------   ------------   --------   ------------   --------
Effective Gross Income           $  1,621,814   $  6,461   $  1,262,538   $  5,030   $  1,779,149   $  7,088

Operating Expenses
   Taxes                         $    156,041   $    622   $     93,421   $    372   $    149,415   $    595
   Insurance                     $     31,387   $    125   $     41,781   $    166   $     50,821   $    202
   Utilities                     $     91,303   $    364   $     79,077   $    315   $     87,639   $    349
   Repair & Maintenance          $     52,895   $    211   $     33,417   $    133   $     24,872   $     99
   Cleaning                      $     77,888   $    310   $     48,082   $    192   $     61,880   $    247
   Landscaping                   $          0   $      0   $          0   $      0   $          0   $      0
   Security                      $          0   $      0   $          0   $      0   $          0   $      0
   Marketing & Leasing           $     43,239   $    172   $     42,216   $    168   $     20,405   $     81
   General Administrative        $     31,998   $    127   $     28,067   $    112   $     26,264   $    105
   Management                    $     84,169   $    335   $     66,459   $    265   $     90,866   $    362
   Miscellaneous                 $    222,211   $    885   $    193,569   $    771   $    249,812   $    995
                                 ------------   --------   ------------   --------   ------------   --------
Total Operating Expenses         $    791,131   $  3,152   $    626,089   $  2,494   $    761,974   $  3,036

   Reserves                      $          0   $      0   $          0   $      0   $          0   $      0
                                 ------------   --------   ------------   --------   ------------   --------
Net Income                       $    830,683   $  3,309   $    636,449   $  2,536   $  1,017,175   $  4,052

                                     FISCAL YEAR 2003           ANNUALIZED 2003
                                     MANAGEMENT BUDGET            PROJECTION                     AAA PROJECTION
                                 -----------------------   -----------------------   -----------------------------------
        DESCRIPTION                  TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT        %
        -----------              ------------   --------   ------------   --------   ------------   --------      ------
Revenues
   Rental Income                 $  1,791,420   $  7,137   $  1,783,888   $  7,107   $  1,829,508   $  7,289      100.0%

   Vacancy                       $     74,000   $    295   $    148,620   $    592   $     91,475   $    364        5.0%
   Credit Loss/Concessions       $     41,650   $    166   $    233,496   $    930   $     54,885   $    219        3.0%
                                 ------------   --------   ------------   --------   ------------   --------      -----
      Subtotal                   $    115,650   $    461   $    382,116   $  1,522   $    146,361   $    583        8.0%

   Laundry Income                $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Garage Revenue                $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Other Misc. Revenue           $    131,863   $    525   $    458,860   $  1,828   $    125,500   $    500        6.9%
                                 ------------   --------   ------------   --------   ------------   --------      -----
      Subtotal Other Income      $    131,863   $    525   $    458,860   $  1,828   $    125,500   $    500        6.9%
                                 ------------   --------   ------------   --------   ------------   --------      -----
Effective Gross Income           $  1,807,633   $  7,202   $  1,860,632   $  7,413   $  1,808,647   $  7,206      100.0%

Operating Expenses
   Taxes                         $    153,096   $    610   $    140,456   $    560   $    153,110   $    610        8.5%
   Insurance                     $     55,680   $    222   $     54,816   $    218   $     55,220   $    220        3.1%
   Utilities                     $     84,788   $    338   $    129,308   $    515   $     87,850   $    350        4.9%
   Repair & Maintenance          $     30,238   $    120   $     60,136   $    240   $     37,650   $    150        2.1%
   Cleaning                      $     57,990   $    231   $     80,444   $    320   $     61,495   $    245        3.4%
   Landscaping                   $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Security                      $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Marketing & Leasing           $     29,328   $    117   $     22,400   $     89   $     31,375   $    125        1.7%
   General Administrative        $     24,828   $     99   $     46,824   $    187   $     25,100   $    100        1.4%
   Management                    $     90,882   $    362   $     79,840   $    318   $     90,432   $    360        5.0%
   Miscellaneous                 $    241,157   $    961   $    225,116   $    897   $    238,450   $    950       13.2%
                                 ------------   --------   ------------   --------   ------------   --------      -----
Total Operating Expenses         $    767,987   $  3,060   $    839,340   $  3,344   $    780,682   $  3,110       43.2%

   Reserves                      $          0   $      0   $          0   $      0   $     62,750   $    250        8.0%
                                 ------------   --------   ------------   --------   ------------   --------      -----
Net Income                       $  1,039,646   $  4,142   $  1,021,292   $  4,069   $    965,215   $  3,845       53.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
BIG WALNUT, COLUMBUS, OHIO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $50,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                     CAPITALIZATION RATES
                    ---------------------------------------------------------
                          GOING-IN                          TERMINAL
                    ---------------------           -------------------------
                     LOW            HIGH             LOW                HIGH
                    -----          ------           -----              ------
RANGE               6.00%          10.00%           7.00%              10.00%
AVERAGE                     8.14%                             8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
BIG WALNUT, COLUMBUS, OHIO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE          OCCUP.           PRICE/UNIT           OAR
---------         ---------          ------           ----------           ---
  I-1              Aug-02             95%              $29,377            10.63%
  I-2              Nov-02             87%              $32,653             9.00%
  I-3              Sep-01             95%              $34,848            10.70%
  I-4              Sep-01             95%              $35,814            10.34%
  I-5              Jan-00              0%                                   N/A
                                                       High               10.70%
                                                       Low                 9.00%
                                                       Average            10.17%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.75%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.75% indicates a value of $9,900,000. In this instance, the reversion figure contributes approximately 38% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
BIG WALNUT, COLUMBUS, OHIO

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
BIG WALNUT, COLUMBUS, OHIO

DISCOUNTED CASH FLOW ANALYSIS

                                   BIG WALNUT

        YEAR                                 APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
     FISCAL YEAR                                1              2              3              4              5              6
     -----------                           ------------   ------------   ------------   ------------   ------------   ------------
REVENUE
   Base Rent                               $  1,829,508   $  1,829,508   $  1,884,393   $  1,940,925   $  1,999,153   $  2,059,127

   Vacancy                                 $     91,475   $     91,475   $     94,220   $     97,046   $     99,958   $    102,956
   Credit Loss                             $     54,885   $     54,885   $     56,532   $     58,228   $     59,975   $     61,774
   Concessions                             $    112,789   $     18,295   $          0   $          0   $          0   $          0
                                           ------------   ------------   ------------   ------------   ------------   ------------
      Subtotal                             $    259,150   $    164,656   $    150,751   $    155,274   $    159,932   $    164,730

   Laundry Income                          $          0   $          0   $          0   $          0   $          0   $          0
   Garage Revenue                          $          0   $          0   $          0   $          0   $          0   $          0
   Other Misc. Revenue                     $    125,500   $    125,500   $    129,265   $    133,143   $    137,137   $    141,251
                                           ------------   ------------   ------------   ------------   ------------   ------------
       Subtotal Other Income               $    125,500   $    125,500   $    129,265   $    133,143   $    137,137   $    141,251
                                           ------------   ------------   ------------   ------------   ------------   ------------
EFFECTIVE GROSS INCOME                     $  1,695,858   $  1,790,352   $  1,862,907   $  1,918,794   $  1,976,358   $  2,035,649

OPERATING EXPENSES:
   Taxes                                   $    153,110   $    157,703   $    162,434   $    167,307   $    172,327   $    177,496
   Insurance                               $     55,220   $     56,877   $     58,583   $     60,340   $     62,151   $     64,015
   Utilities                               $     87,850   $     90,486   $     93,200   $     95,996   $     98,876   $    101,842
   Repair & Maintenance                    $     37,650   $     38,780   $     39,943   $     41,141   $     42,375   $     43,647
   Cleaning                                $     61,495   $     63,340   $     65,240   $     67,197   $     69,213   $     71,290
   Landscaping                             $          0   $          0   $          0   $          0   $          0   $          0
   Security                                $          0   $          0   $          0   $          0   $          0   $          0
   Marketing & Leasing                     $     31,375   $     32,316   $     33,286   $     34,284   $     35,313   $     36,372
   General Administrative                  $     25,100   $     25,853   $     26,629   $     27,427   $     28,250   $     29,098
   Management                              $     84,793   $     89,518   $     93,145   $     95,940   $     98,818   $    101,782
   Miscellaneous                           $    238,450   $    245,604   $    252,972   $    260,561   $    268,378   $    276,429
                                           ------------   ------------   ------------   ------------   ------------   ------------
TOTAL OPERATING EXPENSES                   $    775,043   $    800,475   $    825,432   $    850,195   $    875,700   $    901,971

   Reserves                                $     62,750   $     64,633   $     66,571   $     68,569   $     70,626   $     72,744
                                           ------------   ------------   ------------   ------------   ------------   ------------
NET OPERATING INCOME                       $    858,065   $    925,245   $    970,904   $  1,000,031   $  1,030,032   $  1,060,933

   Operating Expense Ratio (% of EGI)              45.7%          44.7%          44.3%          44.3%          44.3%          44.3%
   Operating Expense Per Unit              $      3,088   $      3,189   $      3,289   $      3,387   $      3,489   $      3,594

        YEAR                                 APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
     FISCAL YEAR                                7              8              9              10             11
     -----------                           ------------   ------------   ------------   ------------   ------------
REVENUE
   Base Rent                               $  2,120,901   $  2,184,528   $  2,250,064   $  2,317,566   $  2,387,093

   Vacancy                                 $    106,045   $    109,226   $    112,503   $    115,878   $    119,355
   Credit Loss                             $     63,627   $     65,536   $     67,502   $     69,527   $     71,613
   Concessions                             $          0   $          0   $          0   $          0   $          0
                                           ------------   ------------   ------------   ------------   ------------
      Subtotal                             $    169,672   $    174,762   $    180,005   $    185,405   $    190,967

   Laundry Income                          $          0   $          0   $          0   $          0   $          0
   Garage Revenue                          $          0   $          0   $          0   $          0   $          0
   Other Misc. Revenue                     $    145,489   $    149,854   $    154,349   $    158,980   $    163,749
                                           ------------   ------------   ------------   ------------   ------------
       Subtotal Other Income               $    145,489   $    149,854   $    154,349   $    158,980   $    163,749
                                           ------------   ------------   ------------   ------------   ------------
EFFECTIVE GROSS INCOME                     $  2,096,718   $  2,159,620   $  2,224,408   $  2,291,140   $  2,359,875

OPERATING EXPENSES:
   Taxes                                   $    182,821   $    188,306   $    193,955   $    199,774   $    205,767
   Insurance                               $     65,936   $     67,914   $     69,951   $     72,050   $     74,211
   Utilities                               $    104,897   $    108,044   $    111,286   $    114,624   $    118,063
   Repair & Maintenance                    $     44,956   $     46,305   $     47,694   $     49,125   $     50,598
   Cleaning                                $     73,428   $     75,631   $     77,900   $     80,237   $     82,644
   Landscaping                             $          0   $          0   $          0   $          0   $          0
   Security                                $          0   $          0   $          0   $          0   $          0
   Marketing & Leasing                     $     37,463   $     38,587   $     39,745   $     40,937   $     42,165
   General Administrative                  $     29,971   $     30,870   $     31,796   $     32,750   $     33,732
   Management                              $    104,836   $    107,981   $    111,220   $    114,557   $    117,994
   Miscellaneous                           $    284,722   $    293,263   $    302,061   $    311,123   $    320,457
                                           ------------   ------------   ------------   ------------   ------------
TOTAL OPERATING EXPENSES                   $    929,030   $    956,901   $    985,608   $  1,015,177   $  1,045,632

   Reserves                                $     74,927   $     77,175   $     79,490   $     81,875   $     84,331
                                           ------------   ------------   ------------   ------------   ------------
NET OPERATING INCOME                       $  1,092,761   $  1,125,544   $  1,159,310   $  1,194,089   $  1,229,912

   Operating Expense Ratio (% of EGI)              44.3%          44.3%          44.3%          44.3%          44.3%
   Operating Expense Per Unit              $      3,701   $      3,812   $      3,927   $      4,045   $      4,166

                                                                                     "DCF" Value Analysis
                                                              Gross Residual Sale                   Deferred Maintenance -$   50,000
                                                                Price                  $11,713,446
Estimated Stabilized NOI  $965,215  Sales Expense Rate  2.00%     Less: Sales Expense  $   234,269  Add: Excess Land        $      0
                                                                                       -----------
Months to Stabilized             1  Discount Rate      11.75% Net Residual Sale Price  $11,479,177  Other Adjustments       $      0
                                                                                                                         -----------
Stabilized Occupancy          95.0% Terminal Cap Rate  10.50% PV of Reversion          $ 3,779,509  Value Indicated By
                                                              Add: NPV of NOI          $ 6,128,465   "DCF"                $9,857,974
                                                                                       -----------
                                                              PV Total                 $ 9,907,974        Rounded         $9,900,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                                 DISCOUNT RATE
                                ------------------------------------------------------------------------------
       TOTAL VALUE                11.25%           11.50%            11.75%         12.00%            12.25%
--------------------------      -----------      -----------      -----------     ----------        ----------
                    10.00%      $10,425,208      $10,259,295      $10,096,950     $9,938,085        $9,782,612
                    10.25%      $10,323,977      $10,160,310      $10,000,158     $9,843,431        $9,690,046
TERMINAL CAP RATE   10.50%      $10,227,565      $10,066,039      $ 9,907,974     $9,753,285        $9,601,888
                    10.75%      $10,135,639      $ 9,976,153      $ 9,820,079     $9,667,332        $9,517,830
                    11.00%      $10,047,890      $ 9,890,352      $ 9,736,179     $9,585,286        $9,437,593

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
BIG WALNUT, COLUMBUS, OHIO

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $116,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
BIG WALNUT, COLUMBUS, OHIO

                                   BIG WALNUT

                                                           TOTAL                PER SQ. FT.           PER UNIT              %OF EGI
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                              $1,829,508               $ 6.02              $ 7,289

  Less: Vacancy & Collection Loss     8.00%              $  146,361               $ 0.48              $   583

  Plus: Other Income
    Laundry Income                                       $        0               $ 0.00              $     0                0.00%
    Garage Revenue                                       $        0               $ 0.00              $     0                0.00%
    Other Misc. Revenue                                  $  125,500               $ 0.41              $   500                6.94%
                                                         --------------------------------------------------------------------------
      Subtotal Other Income                              $  125,500               $ 0.41              $   500                6.94%

EFFECTIVE GROSS INCOME                                   $1,808,647               $ 5.96              $ 7,206

OPERATING EXPENSES:
  Taxes                                                  $  153,110               $ 0.50              $   610                8.47%
  Insurance                                              $   55,220               $ 0.18              $   220                3.05%
  Utilities                                              $   87,850               $ 0.29              $   350                4.86%
  Repair & Maintenance                                   $   37,650               $ 0.12              $   150                2.08%
  Cleaning                                               $   61,495               $ 0.20              $   245                3.40%
  Landscaping                                            $        0               $ 0.00              $     0                0.00%
  Security                                               $        0               $ 0.00              $     0                0.00%
  Marketing & Leasing                                    $   31,375               $ 0.10              $   125                1.73%
  General Administrative                                 $   25,100               $ 0.08              $   100                1.39%
  Management                          5.00%              $   90,432               $ 0.30              $   360                5.00%
  Miscellaneous                                          $  238,450               $ 0.79              $   950               13.18%

TOTAL OPERATING EXPENSES                                 $  780,682               $ 2.57              $ 3,110               43.16%

  Reserves                                               $   62,750               $ 0.21              $   250                3.47%
                                                         --------------------------------------------------------------------------
NET OPERATING INCOME                                     $  965,215               $ 3.18              $ 3,845               53.37%

  "GOING IN" CAPITALIZATION RATE                              10.00%

  VALUE INDICATION                                       $9,652,150               $31.78              $38,455

  DEFERRED MAINTENANCE                                  ($   50,000)

  PV OF CONCESSIONS                                     ($  116,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                     $9,486,150

                            ROUNDED                      $9,500,000               $31.28              $37,849

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
BIG WALNUT, COLUMBUS, OHIO

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                        VALUE                      ROUNDED                    $/UNIT                    $/SF
---------------------------------------------------------------------------------------------------------------------
 9.25%                       $10,268,757                 $10,300,000                  $41,036                  $33.91
 9.50%                       $ 9,994,158                 $10,000,000                  $39,841                  $32.93
 9.75%                       $ 9,733,641                 $ 9,700,000                  $38,645                  $31.94
10.00%                       $ 9,486,150                 $ 9,500,000                  $37,849                  $31.28
10.25%                       $ 9,250,732                 $ 9,300,000                  $37,052                  $30.62
10.50%                       $ 9,026,524                 $ 9,000,000                  $35,857                  $29.63
10.75%                       $ 8,812,744                 $ 8,800,000                  $35,060                  $28.98

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis             $9,900,000
Direct Capitalization Method              $9,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
BIG WALNUT, COLUMBUS, OHIO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach            $9,700,000
Income Approach                      $9,800,000
Reconciled Value                     $9,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 30, 2003 the market value of the fee simple estate in the property is:

                                   $9,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
BIG WALNUT, COLUMBUS, OHIO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BIG WALNUT, COLUMBUS, OHIO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BIG WALNUT, COLUMBUS, OHIO

                               SUBJECT PHOTOGRAPHS


[EXTERIOR - ENTRANCE PICTURE]            [EXTERIOR - RESIDENTIAL UNITS PICTURE]

[EXTERIOR - POOL PICTURE]                [EXTERIOR - TENNIS COURTS PICTURE]

[INTERIOR - UNIT PICTURE]                [INTERIOR - TYPICAL KITCHEN PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BIG WALNUT, COLUMBUS, OHIO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
BIG WALNUT, COLUMBUS, OHIO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1             COMPARABLE I-2           COMPARABLE I-3
THE CLUB AT EAGLE'S POINTE       BOLTON ESTATES        NORTHGATE APARTMENTS
   6033 Lake Club Court         1150 Norton Road        6175 Northgate Road
     Columbus, Ohio              Columbus, Ohio           Columbus, Ohio

          N/A                    [PICTURE]             [PICTURE]

      COMPARABLE I-4
       SPRING CREEK
  5811 Spring Run Drive
      Columbus, Ohio

       [PICTURE]                   N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BIG WALNUT, COLUMBUS, OHIO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                 COMPARABLE
         DESCRIPTION                               SUBJECT                                          R - 1
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Big Walnut                                   Hibernia
  Management Company              Aimco                                        Oakwood Management
LOCATION:
  Address                         5280 Gatehouse Drive                         5680 Hibernia Drive
  City, State                     Columbus, Ohio                               Columbus, Ohio
  County                          Franklin                                     Franklin
  Proximity to Subject                                                         1/4 Mile south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          303,703                                      353,220
  Year Built                      1968                                         1986
  Effective Age                   20                                           10
  Building Structure Type         Brick & wood siding walls; asphalt           Wood siding; asphalt shingled
                                  shingle roof                                 roofs
  Parking Type (Gr., Cov., etc.)  Open, Covered                                Open, Covered
  Number of Units                 251                                          348
  Unit Mix:                              Type           Unit Qty  Mo  Rent            Type              Unit Qty        Mo
                                  1  1B/1B-1A10          694  24    $503       2 1Br/1Ba - Type 1        910  87       $571
                                  2  1B/1B-1B10          705  24    $474       3 1Br/1Ba - Type 2        918  87       $587
                                  3  1B/1B-1C10          975  21    $520       5 2Br/1.5Ba - Type 1    1,052  87       $613
                                  4  1B/1.5B-1A15        733  24    $504       6 2Br/1.5Ba - Type 2    1,180  87       $703
                                  5  2B/1.5B-2A15      1,282  42    $618
                                  6  2B/1.5B-2B15      1,395  30    $625
                                  7  2B/1.5B-2C15      1,649  74    $668
                                  8  2B/2B-2A20        1,195  12    $630
  Average Unit Size (SF)          1,210                                        1,015
  Unit Breakdown:                   Efficiency   0%    2-Bedroom    63%          Efficiency    0%       2-Bedroom       0%
                                    1-Bedroom   37%    3-Bedroom     0%          1-Bedroom     0%       3-Bedroom       0%
CONDITION:                        Average                                      Good
APPEAL:                           Average                                      Good
AMENITIES:
  Unit Amenities                       Attach. Garage        Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                   X   Balcony           X   W/D Connect.        X   Balcony            X    W/D Connect.
                                       Fireplace             Other               X   Fireplace               Other
                                   X   Cable TV Ready                            X   Cable TV Ready
  Project Amenities                X   Swimming Pool                             X   Swimming Pool
                                       Spa/Jacuzzi           Car Wash                Spa/Jacuzzi             Car Wash
                                       Basketball Court      BBQ Equipment           Basketball Court        BBQ Equipment
                                   X   Volleyball Court      Theater Room            Volleyball Court        Theater Room
                                       Sand Volley Ball      Meeting Hall            Sand Volley Ball   X    Meeting Hall
                                   X   Tennis Court      X   Secured Parking         Tennis Court            Secured Parking
                                       Racquet Ball      X   Laundry Room            Racquet Ball            Laundry Room
                                       Jogging Track     X   Business Office     X   Jogging Track      X    Business Office
                                       Gym Room                                      Gym Room
OCCUPANCY:                        94%                                          85%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                               3 to 12 Months
  Concessions                     1 Month Free                                 1 Month Free
  Pet Deposit                     $200                                         $200
  Utilities Paid by Tenant:       X      Electric        X   Natural Gas         X   Electric           X    Natural Gas
                                  X      Water               Trash               X   Water                   Trash
  Confirmation                    April 30, 2003; Carinne Blackwell           April 30, 2003; Carinne Blackwell (PM) and
  Telephone Number                (614) 863-3306                              (614) 866-6282
NOTES:                                                                        This is a younger complex located on the south
                                                                              side of Route 40.
  COMPARISON TO SUBJECT:                                                      Slightly Superior

                                                COMPARABLE                                    COMPARABLE
DESCRIPTION                                       R - 2                                         R - 3
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Riding Club                                 Club at Eagle's Pointe
  Management Company              Plaza Properties                            Alliance Residential
LOCATION:
  Address                         5198 Riding Club Lane                       6033 Lake Club Street
  City, State                     Columbus, Ohio                              Columbus, Ohio
  County                          Franklin                                    Franklin
  Proximity to Subject            1/4 Mile south of the subject               1/2 Mile south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          414,528                                     579,112
  Year Built                      1968                                        1971
  Effective Age                   20                                          20
  Building Structure Type         Masonry veneer walls; composition           Wood siding; asphalt
                                  shingle roof                                shingled roofs
  Parking Type (Gr., Cov., etc.)  Open, Covered                               Open, Covered
  Number of Units                 405                                         759
  Unit Mix:                               Type          Unit   Qty    Mo             Type            Unit   Qty    Mo
                                  1 1Br/1Ba              689    64   $455     1 1Br/1Ba - Type 1       626  276   $410
                                  4 1Br/1.5Ba            733    64   $525     3 1Br/1Ba - Type 2       864   30   $525
                                    2Br/1Ba              965    76   $525     4 1Br/1.5Ba              775   32   $510
                                  5 2Br/1.5Ba - Type 1   925    48   $545     5 2Br/1Ba                856  273   $535
                                  4 2Br/1.5Ba - Type 1 1,045    75   $595     5 2Br/1Ba              1,000   33   $575
                                    3Br/2Ba            1,405    38   $745     5 2Br/1.5Ba            1,000   15   $610
                                    3Br/2.5Ba          1,260    40   $695     8 2Br/2Ba              1,104   34   $650
                                                                                Studio                 504   66   $400
  Average Unit Size (SF)          965                                         759
  Unit Breakdown:                   Efficiency   0%    2-Bedroom                Efficiency    9%      2-Bedroom    46%
                                    1-Bedroom          3-Bedroom                1-Bedroom    45%      3-Bedroom     0%
CONDITION:                        Average                                     Average
APPEAL:                           Good                                        Average
AMENITIES:
  Unit Amenities                       Attach. Garage       Vaulted               Attach.                  Vaulted
                                                            Ceiling               Garage                   Ceiling
                                   X   Balcony              W/D Connect.       X  Balcony                  W/D Connect.
                                       Fireplace            Other                 Fireplace                Other
                                   X   Cable TV Ready                          X  Cable TV Ready
  Project Amenities                X   Swimming Pool                           X  Swimming Pool
                                       Spa/Jacuzzi          Car Wash              Spa/Jacuzzi              Car Wash
                                       Basketball Court     BBQ Equipment         Basketball Court         BBQ Equipment
                                       Volleyball Court     Theater Room       X  Volleyball Court         Theater Room
                                       Sand Volley Ball  X  Meeting Hall          Sand Volley Ball         Meeting Hall
                                   X   Tennis Court         Secured Parking    X  Tennis Court             Secured Parking
                                       Racquet Ball      X  Laundry Room          Racquet Ball          X  Laundry Room
                                       Jogging Track     X  Business Office       Jogging Track         X  Business Office
                                       Gym Room                                   Gym Room
OCCUPANCY:                        96%                                         92%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                              6 to 15 Months
  Concessions                     1 Month Free                                1 Month Free
  Pet Deposit                     $200 - $300                                 $200
  Utilities Paid by Tenant:        X   Electric          X  Natural Gas        X     Electric           X  Natural Gas
                                   X   Water                Trash              X     Water                 Trash
  Confirmation                    April 30, 2003; Carinne Blackwell           April 30, 2003; Carinne
                                  (PM) and Plaza                              Blackwell (PM) and
  Telephone Number                (614) 237-3726                              (614) 863-3306
NOTES:                            Residents have free access to the pool      None
                                  and tennis courts, and pay a discounted
                                  fee to use an adjacent state-of-the-art
                                  fitness center.
  COMPARISON TO SUBJECT:          Slightly Superior                           Similar

                                                COMPARABLE                                    COMPARABLE
DESCRIPTION                                       R - 4                                         R - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                    Shaker Square Apartments                     N/A
  Management Company               Buckingham Properties
LOCATION:
  Address                          280 Barkley Place W
  City, State                      Columbus, Ohio
  County                           Franklin
  Proximity to Subject             1/2 Mile north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           207,928
  Year Built                       1970
  Effective Age                    20
  Building Structure Type          Masonry siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Open, Covered
  Number of Units                  194
  Unit Mix:                              Type             Unit    Qty     Mo            Type         Unit    Qty      Mo
                                   5 2Br/1.5Ba            1,064   138    $625
                                   5 2Br/1.5Ba            1,091    56    $660
  Average Unit Size (SF)           1,072
  Unit Breakdown:                    Efficiency  0%       2-Bedroom      100%     Efficiency            2-Bedroom
                                     1-Bedroom   0%       3-Bedroom        0%     1-Bedroom             3-Bedroom
CONDITION:                         Slightly Superior                            Slightly Superior
APPEAL:                            Good                                         Good
AMENITIES:
  Unit Amenities                       Attach. Garage        Vaulted              Attach. Garage           Vaulted Ceiling
                                                             Ceiling
                                    X  Balcony             X W/D Connect.         Balcony                  W/D Connect.
                                       Fireplace             Other                Fireplace                Other
                                    X  Cable TV Ready                             Cable TV Ready
  Project Amenities                 X  Swimming Pool                              Swimming Pool
                                       Spa/Jacuzzi           Car Wash             Spa/Jacuzzi              Car Wash
                                       Basketball Court      BBQ Equipment        Basketball Court         BBQ Equipment
                                       Volleyball  Court     Theater Room         Volleyball Court         Theater Room
                                       Sand Volley Ball    X Meeting Hall         Sand Volley Ball         Meeting Hall
                                       Tennis Court          Secured Parking      Tennis Court             Secured Parking
                                       Racquet Ball          Laundry Room         Racquet Ball             Laundry Room
                                       Jogging Track       X Business Office      Jogging Track            Business Office
                                    X  Gym Room                                   Gym Room
OCCUPANCY:                         83%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months
  Concessions                      1 Month Free
  Pet Deposit                      $200
  Utilities Paid by Tenant:         X  Electric            X Natural Gas          Electric                 Natural Gas
                                    X  Water                 Trash                Water                    Trash
  Confirmation                     April 30, 2003; Carinne Blackwell
                                   (PM) and Shaker
  Telephone Number                 (614) 863-3306

NOTES:                             None
  COMPARISON TO SUBJECT:           Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BIG WALNUT, COLUMBUS, OHIO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1               COMPARABLE R-2             COMPARABLE R-3
       HIBERNIA                   RIDING CLUB            CLUB AT EAGLE'S POINTE
  5680 Hibernia Drive         5198 Riding Club Lane      6033 Lake Club Street
    Columbus, Ohio               Columbus, Ohio              Columbus, Ohio

     [PICTURE]                     [PICTURE]                    N/A

     COMPARABLE R-4             COMPARABLE R-5
SHAKER SQUARE APARTMENTS             N/A
  280 Barkley Place W
    Columbus, Ohio

       [PICTURE]                     N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BIG WALNUT, COLUMBUS, OHIO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BIG WALNUT, COLUMBUS, OHIO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BIG WALNUT, COLUMBUS, OHIO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BIG WALNUT, COLUMBUS, OHIO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
BIG WALNUT, COLUMBUS, OHIO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Richard Mupo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  /s/ Brian Johnson, MAI
                                                ---------------------------
                                                    Brian Johnson, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BIG WALNUT, COLUMBUS, OHIO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BIG WALNUT, COLUMBUS, OHIO

                                       F. BRIAN JOHNSON, MAI
                            MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation              Mr. Johnson has completed appraisals for securitization
                       and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                       Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION              Fairleigh Dickinson
                          Bachelor of Science - Finance

STATE CERTIFICATIONS   State of New Jersey, General Appraiser, #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

PROFESSIONAL                 Appraisal Institute, MAI Designated Member
 AFFILIATIONS

VALUATION AND                Several courses are completed on an annual basis as
 SPECIAL COURSES             part of the continuing education requirements of
                             the Appraisal Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS                 "Operational Items to Consider When Appraising a
                             Regional Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
BIG WALNUT, COLUMBUS, OHIO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BIG WALNUT, COLUMBUS, OHIO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.